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                                                                        EX. 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Harvard Apparatus, Inc.:

    We consent to the inclusion of our report dated February 25, 2000, with respect to the consolidated balance sheets of Harvard Apparatus, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ KPMG LLP

Boston, Massachusetts
September 18, 2000